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                                STATE OF FLORIDA
                            DEPARTMENT OF INSURANCE

In re: Application for Approval of the Acquisition of a Controlling Interest (Form D14-918) filed by CENDANT CORPORATION and SEASON ACQUISITION
CORP. Relating to American Bankers Insurance Company of
Florida, American Bankers Life Assurance Company of Florida and Voyager Service Warranties, Inc., Domestic Insurers

____________________________________________________________/



                     SEASON'S RESPONSE TO AMERICAN BANKERS'
                             REQUEST FOR A HEARING

         Cendant Corporation and Season Acquisition Corp., its wholly-owned subsidiary (collectively, "Season"), hereby submit this memorandum in response to the request by American Bankers Insurance Company of Florida and American Bankers Life Assurance Company of Florida (collectively, "American Bankers") for a hearing, pursuant to Section 628.461(5)(a), Florida Statutes, on Season's Form A Application. American Bankers' request is untimely, and therefore American Bankers is not entitled to a hearing as a matter of right. Nevertheless, Season has no objection to a hearing on its Form A Application that is consolidated with the hearing on AIG's Form A Application to which Season is entitled. As a party whose substan tial interests will be affected by the Department's decision on AIG's Form A Applica tion, Season has a statutory right to request a hearing on that application (as it has done) and to participate as a party in that hearing.

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                     AMERICAN BANKERS' REQUEST IS UNTIMELY

         1. Section 628.461(1)(a), Florida Statutes, requires that a person seeking approval to acquire a controlling interest in a Florida domestic insurer provide notice of its application for approval to the domestic insurer by sending a copy of the Form A application filed with the Department to the domestic insurer.

         2. Section 628.461(5)(a), Florida Statutes, provides that the Department may, on its own, schedule a hearing on a Form A application, or shall schedule a hearing if requested to do so by a substantially affected party. In order for a substantially affected party to request a hearing, however, the statute requires that

         [the] written request for a proceeding must be filed with the department within 10 days of the date of no tice of the [Form A application] filing is given.

         3. Season filed its Form A Application seeking approval of its acquisition of a controlling interest in American Bankers on January 27, 1998. On that same day, in compliance with the requirements of Section 628.461(1)(a), Season sent a copy of its Form A Application to American Bankers by Federal Express overnight delivery. The Form A Application was received by American Bankers on January 28, 1998. Copies of Season's cover letter to American Bankers and the Federal Express confirmations of delivery are attached as Exhibit A. Therefore, for purposes of Section 628.461(5)(a), American Bankers received notice of Season's Form A Application on January 28, 1998.

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         4. American Bankers did not, however, request a proceeding on Season's
Form A Application within the ten-day period mandated by Section 628.461(5)(a). The ten-day period ended on February 7, 1998. Because February 7 was a
Saturday, American Bankers arguably had until Monday, February 9, 1998, to make its request. It failed to do so.

         5. American Bankers' request for a proceeding is curiously undated. A copy of the request is attached as Exhibit B. The request, however, is stamped "received" by the Department's Division of Insurer Services on February 10, 1998, and "received" by the Department's Division of Legal Services February 13, 1998. Thus, American Bankers' request was made outside the ten-day time period mandated by statute.

         6. Because American Bankers' did not meet the statutory deadline, the Department is not required to hold a hearing on Season's Form A Application pursuant to American Bankers' belated request. Section 628.461(5)(a), Florida Statutes.

                        SEASON'S REQUEST TO CONSOLIDATE
                      AND FOR A HEARING SHOULD BE GRANTED

         7. Although the Department is not required to hold a hearing on Season's Form A Application pursuant to American Bankers' belated request, the Department retains the authority to do so. Season has no objection to such a hearing

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that is held jointly with the hearing on AIG's Form A Application to which
Season, as a party substantially affected by that application, is entitled.

         8. As more fully set forth in Season's reply papers recently filed with the Department, American Bankers' request for a hearing in the Season Form A proceedings was no more than an improper attempt to gain procedural advantage for its proposed merger partner, AIG. American Bankers contracted with AIG to use its "best efforts" to ensure the success of the AIG/American Bankers merger, and to allow AIG not only to participate in American Bankers' decision to request a hearing on Season's Form A Application, but also to control American Bankers' conduct in that hearing.

         9. Significantly, American Bankers has not requested a hearing on AIG's Form A Application. As set forth more fully in Season's prior submissions to the Department, American Bankers and AIG thus attempt to manipulate the Department's procedural rules by seeking to delay the Department's consideration of Season's Form A Application while permitting AIG's Form A Application to proceed unfettered.

         10. By failing to make a timely request for a hearing, however, AIG and American Bankers have lost their opportunity to obtain unfair procedural advantage. Now, only the Department can decide whether to hold a hearing on Season's Form A Application pursuant to Section 628.461(5)(a). Season does not

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oppose the Department's doing so, in a hearing that is combined with a hearing on AIG's Form A Application.

         11. As a party who will be substantially affected by the Depart ment's action on AIG's Form A Application, Season is entitled to a hearing on that application, and Season has made a proper request for this hearing. As set forth more fully in Season's prior submissions, Season respectfully asserts that due to the nature of these competing applications and the immediate harm threatened to Season by consideration of AIG's application before Season's, the most appropriate course for the Department to take is to consolidated, hear jointly and simultaneously decide both applications.

                               REQUEST FOR RELIEF

         For the reasons stated herein, the Department should deny American Bankers' request to hold a hearing on Season's Form A Application. Season does not oppose a joint hearing on, and simultaneous decision of, Season's and AIG's Form A Applications.

                                            MAIDA, GALLOWAY & NEAL, P.A.


                                         By: /s/ Thomas J. Maida
                                            --------------------------------
                                            Thomas J. Maida
                                            Florida Bar No. 275212
                                            300 East Park Avenue
                                            P.O. Box 1819
                                            Tallahassee, Florida  32302

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Of counsel:

     Stephen T. Maher
     Shutts & Bowen
     1500 Miami Center
     201 South Biscayne Boulevard
     Miami, Florida  33131


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